Exhibit 99.3

CRP FINANCIAL STATEMENTS AS OF DECEMBER 31, 2005 AND 2004 AND FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Stockholders of CNL Retirement Properties, Inc.

We have completed integrated audits of CNL Retirement Properties, Inc. and its subsidiaries’ (the “Company”) December 31, 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its December 31, 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedules

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of CNL Retirement Properties, Inc. and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the acompanying Management’s Report on Internal Control Over Financial Reporting that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
March 24, 2006

CRP’S MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

CRP’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

CRP’s management has assessed the effectiveness of CRP’s internal control over financial reporting as of December 31, 2005, using the criteria described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (or the COSO criteria). Based on its assessment, CRP’s management has concluded, as of December 31, 2005, CRP maintained effective internal control over financial reporting.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited CRP’s management’s assessment of the effectiveness of CRP’s internal control over financial reporting as of December 31, 2005, as stated in their report, which appears herein.

CNL RETIREMENT PROPERTIES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31, 2005	December 31, 2004
Assets
Real estate investment properties:
Accounted for using the operating method, net	$2,914,817	$2,580,948
Accounted for using the direct financing method	488,683	480,051
Intangible lease costs, net	99,611	98,237

	3,503,111	3,159,236
Cash and cash equivalents	94,902	51,781
Restricted cash	21,920	34,430
Accounts and other receivables, net	23,486	20,545
Deferred costs, net	24,705	17,469
Accrued rental income	99,219	51,795
Other assets	52,935	11,412
Real estate held for sale	12,692	17,182
Goodwill	5,791	5,791

	$3,838,761	$3,369,641

Liabilities and stockholders’ equity
Liabilities:
Mortgages payable	$1,220,190	$937,589
Bonds payable	98,016	94,451
Construction loans payable	143,560	81,508
Line of credit	75,000	20,000
Term loan	—	60,000
Due to related parties	2,386	1,632
Accounts payable and other liabilities	31,035	33,937
Intangible lease liability, net	4,505	3,742
Deferred income	6,607	4,811
Security deposits	23,954	26,253

Total liabilities	1,605,253	1,263,923

Commitments and contingencies
Minority interests	5,701	2,361

Stockholders’ equity:
Preferred stock, without par value Authorized and unissued 3,000 shares	—	—
Excess shares, $.01 par value per share Authorized and unissued 103,000 shares	—	—
Common stock, $.01 par value per share Authorized one billion shares, issued 260,923 and 238,485 shares, respectively, outstanding 255,527 and 237,547 shares, respectively	2,555	2,376
Capital in excess of par value	2,295,307	2,135,498
Accumulated distributions in excess of net income	(74,894)	(34,517)
Accumulated other comprehensive income	4,839	—

Total stockholders’ equity	2,227,807	2,103,357

	$3,838,761	$3,369,641

See accompanying notes to consolidated financial statements.

CNL RETIREMENT PROPERTIES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Years Ended December 31,
	2005	2004	2003
Revenues:
Seniors’ Housing:
Rental income from operating leases	$237,892	$172,245	$59,262
Earned income from direct financing leases	61,202	54,873	31,107
FF&E reserve income	7,500	4,601	2,592
Contingent rent	3,955	90	47
Medical Facilities:
Rental income from operating leases	59,048	26,225	—
Tenant expense reimbursements	13,254	4,735	—
Property management and development fees	701	—	—
Loan interest income	531	—	—

	384,083	262,769	93,008

Expenses:
Seniors’ Housing property expenses	1,075	1,639	136
Medical Facilities operating expenses	25,368	11,234	—
General and administrative	21,376	14,740	5,462
Asset management fees to related party	18,641	12,463	4,318
Provision for doubtful accounts	3,082	3,900	—
Depreciation and amortization	98,446	62,512	17,277

	167,988	106,488	27,193

Operating income	216,095	156,281	65,815
Interest and other income	2,970	4,768	1,626
Interest and loan cost amortization expense	(76,171)	(42,783)	(9,588)

Income before equity in earnings of unconsolidated entity, minority interests in income of consolidated subsidiaries and discontinued operations	142,894	118,266	57,853
Equity in earnings of unconsolidated entity	227	178	11
Minority interests in income of consolidated subsidiaries	(706)	(93)	—

Income from continuing operations	142,415	118,351	57,864
Income (loss) from discontinued operations	(6,834)	(433)	596

Net income	$135,581	$117,918	$58,460

Net income (loss) per share of common stock (basic and diluted)
From continuing operations	$0.57	$0.56	$0.65
From discontinued operations	(0.02)	—	0.01

	$0.55	$0.56	$0.66

Weighted-average number of shares of common stock outstanding (basic and diluted)	248,298	210,343	88,840

See accompanying notes to consolidated financial statements.

CNL RETIREMENT PROPERTIES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2005, 2004 and 2003
(in thousands, except per share data)

				Accumulated	Accumulated
	Common stock		Capital in	distributions	other
	Number	Par	excess of	in excess of	comprehensive
	of shares	value	par value	net income	income	Total
Balance at December 31, 2002	44,211	$442	$393,308	$(3,955)	$—	$389,795
Net income	—	—	—	58,460	—	58,460
Subscriptions received for common stock through public offerings and reinvestment plan	105,998	1,060	1,058,921	—	—	1,059,981
Retirement of common stock	(132)	(1)	(1,211)	—	—	(1,212)
Stock issuance costs	—	—	(101,299)	—	—	(101,299)
Distributions declared ($0.7067 per share)	—	—	—	(59,784)	—	(59,784)

Balance at December 31, 2003	150,077	1,501	1,349,719	(5,279)	—	1,345,941
Net income	—	—	—	117,918	—	117,918
Subscriptions received for common stock through public offerings and reinvestment plan	88,155	882	879,386	—	—	880,268
Retirement of common stock	(685)	(7)	(6,491)	—	—	(6,498)
Stock issuance costs	—	—	(87,116)	—	—	(87,116)
Distributions declared ($0.7104 per share)	—	—	—	(147,156)	—	(147,156)

Balance at December 31, 2004	237,547	2,376	2,135,498	(34,517)	—	2,103,357
Net income	—	—	—	135,581	—	135,581
Change in fair value of cash flow hedges	—	—	—	—	4,839	4,839

Total comprehensive income	—	—	—	135,581	4,839	140,420
Subscriptions received for common stock through public offerings and reinvestment plan	21,884	218	215,218	—	—	215,436
Retirement of common stock	(3,904)	(39)	(37,045)	—	—	(37,084)
Stock issuance costs	—	—	(18,364)	—	—	(18,364)
Distributions declared ($0.7104 per share)	—	—	—	(175,958)	—	(175,958)

Balance at December 31, 2005	255,527	$2,555	$2,295,307	$(74,894)	$4,839	$2,227,807

See accompanying notes to consolidated financial statements.

CNL RETIREMENT PROPERTIES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2005	2004	2003
Increase (decrease) in cash and cash equivalents:
Operating activities:
Net income	$135,581	$117,918	$58,460
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	104,232	68,062	18,925
Minority interests in income	706	93	—
Impairment provisions	7,740	1,883	—
Net rental income from above (below) market leases	523	21	—
Lease incentive cost amortization	289	90	—
Provision for doubtful accounts	3,300	3,900	—
Equity in earnings of unconsolidated entity, net of cash distributions received	(9)	(3)	138
Changes in operating assets and liabilities:
Accounts and other receivables	(12,239)	(10,171)	(11,031)
Accrued rental and direct financing lease income	(55,519)	(49,520)	(13,426)
Deferred lease incentive costs	(893)	(2,678)	—
Other assets	(10,134)	(4,528)	(1,906)
Accounts payable and other liabilities	10,365	5,209	6,426
Due to related parties	28	457	195
Security deposits and prepaid rents	4,339	8,840	3,026

Net cash provided by operating activities	188,309	139,573	60,807

Investing activities:
Investment in land, buildings and equipment	(371,026)	(921,698)	(661,946)
Investment in direct financing leases	(278)	(50,230)	(263,330)
Investment in intangible lease costs	(15,044)	(50,064)	(23,220)
DASCO Acquisition	—	(204,441)	—
Investment in note receivable	(16,000)	—	—
Proceeds from note receivable	—	—	2,000
Payment of acquisition fees and costs	(20,575)	(73,124)	(53,126)
Payment of deferred leasing costs	(1,039)	(864)	—
Increase in restricted cash	6,082	(9,448)	(13,127)

Net cash used in investing activities	(417,880)	(1,309,869)	(1,012,749)

Financing activities:
Proceeds from borrowings on mortgages payable	305,485	315,045	170,800
Principal payments on mortgages payable	(66,219)	(28,964)	(13,832)
Proceeds from construction loans payable	63,367	73,618	7,402
Repayments of construction loans payable	(1,315)	—	—
Proceeds from borrowings on line of credit	115,000	—	71,370
Repayments on line of credit	(60,000)	—	(51,370)
Proceeds from term loan	—	60,000	—
Repayment of term loan	(60,000)
Proceeds from issuance of bonds payable	12,622	12,063	8,203
Retirement of bonds payable	$(9,057)	$(7,736)	$(6,589)
Payment of loan costs	(11,707)	(10,149)	(7,523)
Contributions from minority interests	3,093	997	—
Distributions to minority interest	(459)	(45)	—
Subscriptions received from stockholders	215,397	880,268	1,059,981
Distributions to stockholders	(175,958)	(147,138)	(59,784)
Retirement of common stock	(40,303)	(3,933)	(1,117)
Payment of stock issuance costs	(17,254)	(89,039)	(99,309)

Net cash provided by financing activities	272,692	1,054,987	1,078,232

Net increase (decrease) in cash and cash equivalents	43,121	(115,309)	126,290
Cash and cash equivalents at beginning of year	51,781	167,090	40,800

Cash and cash equivalents at end of year	$94,902	$51,781	$167,090

Supplemental disclosure of cash flow information:
Cash paid during the year for interest, net of capitalized interest	$75,654	$39,028	$7,534

Amounts incurred by us and paid by related parties on our behalf were as follows:
Acquisition costs	$210	$331	$403
Stock issuance costs	4,250	18,987	17,246

	$4,460	$19,318	$17,649

Supplemental schedule of non-cash investing and financing activities:
DASCO Acquisition
Purchase accounting:
Assets acquired:
Real estate properties accounted for using the operating method	$—	$189,111	$—
Intangible lease costs		25,623
Cash and cash equivalents		470
Restricted cash	—	633	—
Deferred costs	—	124	—
Other assets	—	1,088	—
Goodwill	—	5,487	—

Total	$—	$222,536	$—

Liabilities assumed:
Mortgages payable	$—	$10,562	$—
Construction loans payable		487
Accounts payable and other liabilities	—	3,379	—
Intangible lease liability	—	2,304	—
Security deposits	—	893	—

Total	$—	$17,625	$—

Net assets acquired	$—	$204,911	$—

Net assets acquired, net of cash	$—	$204,441	$—

Mortgage loans assumed on properties acquired	$43,076	$365,166	$72,762

Bonds assumed on properties acquired	$—	$—	$88,511

See accompanying notes to consolidated financial statements.

CNL RETIREMENT PROPERTIES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2005, 2004 and 2003

1. Organizational and Basis of Presentation:

Organization—CNL Retirement Properties, Inc., a Maryland corporation, was organized in December 1997 to operate as a real estate investment trust (a “REIT”) for federal income tax purposes. Throughout this document, CNL Retirement Properties, Inc. and each of its subsidiaries and several consolidated partnerships and joint ventures are referred to as “we”, “us” and “our.” Various other wholly owned or majority owned subsidiaries are expected to be formed in the future for the purpose of acquiring or developing additional real estate properties and holding other permitted investments.

We acquire primarily real estate properties related to seniors’ housing and health care facilities (the “Properties”) located primarily across the United States. The Properties may include independent living, assisted living and skilled nursing facilities, continuing care retirement communities (“CCRC”) and life care communities (collectively “Seniors’ Housing”), medical office buildings, specialty and walk-in clinics, free standing ambulatory surgery centers, specialty or general hospitals and other types of health care-related facilities (collectively “Medical Facilities”). Seniors’ Housing facilities are generally leased on a long-term, triple-net basis and Medical Facilities are generally leased on a shorter-term, gross or triple-net basis. We may provide mortgage financing loans (“Mortgage Loans”), furniture, fixture and equipment financing (“Secured Equipment Leases”) and other loans to operators or developers of Seniors’ Housing. In addition, we may invest up to a maximum of 5% of total assets in equity interests in businesses, including those that provide services to or are otherwise ancillary to the retirement and health care industries. We operate in one business segment, which is the ownership, development, management and leasing of health care-related real estate. At December 31, 2005, we owned 184 Seniors’ Housing facilities, 73 Medical Facilities, including a specialty hospital, 2 walk-in clinics, and 4 Seniors’ Housing facilities and a parcel of land that we hold for sale.

In August 2004, we acquired a 55% controlling interest in The DASCO Companies, LLC (“DASCO”), a development and property management company that managed forty-eight of our Medical Facilities, including two of our walk-in clinics and was developing five of our Medical Facilities at December 31, 2005. DASCO also provides development and property management services to unrelated third parties.

We retained CNL Retirement Corp. (the “Advisor”) as our advisor to provide management, acquisition, advisory and administrative services relating to our Properties, Mortgage Loans, Secured Equipment Lease program, other loans and other permitted investments pursuant to an advisory agreement that was renewed pursuant to a Renewal Agreement effective May 3, 2005 for a one-year term and was amended by an amendment to the Renewal Agreement on July 13, 2005 (the “Advisory Agreement”).

Basis of Presentation—The accompanying consolidated financial statements include the accounts of our wholly owned subsidiaries, DASCO and other entities in which we own a majority and controlling interest. Interests of unaffiliated third parties in less than 100% owned and majority controlled entities are reflected as minority interests. All significant inter-company balances and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies:

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash equivalents, accounts and other receivables, and accounts payable and other liabilities are carried at amounts which approximate their fair values because of the short-term nature of these instruments.

Investment Properties and Lease Accounting—Seniors’ Housing Properties are leased on a long-term (generally 15 years), triple-net basis whereby the tenants are responsible for all operating expenses relating to the Property, including property taxes, maintenance, repairs, utilities and insurance, as well as capital expenditures that may be reasonably necessary to maintain the leasehold in a manner that allows operation for its intended purpose. Seniors’ Housing leases generally provide for minimum and contingent rent and contain renewal options from 5 to 20 successive years subject to the same terms and conditions as the initial term. Medical Facilities are leased on either a triple-net or gross basis, generally have initial lease terms of 5 to 15 years and are generally subject to renewal options. In addition, Medical Facilities gross leases provide for the recovery of a portion of the properties’ operating expenses from the tenants. Substantially all Seniors’ Housing and Medical Facilities leases require minimum annual rents to increase at predetermined intervals during the lease terms. For the years ended December 31, 2005, 2004 and 2003, our tenants paid $32.3 million, $21.5 million and $8.1 million, respectively, in property taxes on our behalf. The leases are accounted for using either the operating or direct financing method.

Operating method—For leases accounted for as operating leases, Properties are recorded at cost. Minimum rent payments contractually due under the leases are recognized as revenue on a straight-line basis over the initial lease terms so as to produce constant periodic rent recognition over the lease terms. The excess of rents recognized over amounts contractually due are included in accrued rental income in the accompanying financial statements. Buildings, land improvements and equipment are depreciated on the straight-line method over their estimated useful lives of 39 to 40 years, 15 years and 3 to 7 years, respectively. Tenant improvements are depreciated over the initial lease term. Expenditures for ordinary maintenance and repairs are charged to operations as incurred, while significant renovations and enhancements that improve and/or extend the useful life of an asset are capitalized and depreciated over the estimated useful life.

Direct financing method—For leases accounted for as direct financing leases, future minimum lease payments are recorded as a receivable. The difference between the rents receivable and the estimated residual values less the cost of the Properties is recorded as unearned income. Unearned income is deferred and amortized to income over the lease terms to provide a constant rate of return. Investments in direct financing leases are presented net of unamortized unearned income. Direct financing leases have initial terms that range from 10 to 35 years and provide for minimum annual rent. Certain leases contain provisions that allow the tenants to elect to purchase the Properties during or at the end of the lease terms for our aggregate initial investment amount plus adjustments, if any, as defined in the lease agreements. Certain leases also permit us to require the tenants to purchase the Properties at the end of the lease terms for the same amount.

Impairment of Long-Lived Assets—We evaluate our Properties and other long-lived assets on a quarterly basis, or upon the occurrence of significant changes in operations, to assess whether any impairment indications are present that affect the recovery of the carrying amount of an individual asset. We compare the sum of expected undiscounted cash flows from the asset over its anticipated holding period, including the asset’s estimated residual value, to the carrying value. If impairment is indicated, a loss is provided to reduce the carrying value of the property to the lower of its cost or its estimated fair value.

Real estate held for sale—Based on the ongoing evaluation of our Properties, we have determined to hold certain Properties for sale (see Note 10). Statement of Financial Accounting Standards No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” (“SFAS 144”) requires that long-lived assets to be disposed of be reported at the lower of their carrying amount or their fair value less costs to dispose. SFAS 144 also requires us to stop depreciating these assets at the time the assets are classified as discontinued operations. In accordance with SFAS 144 we have reclassified the assets and operating results from certain Seniors’ Housing Properties as discontinued operations, restating previously reported results to reflect the reclassification on a comparable basis. These reclassifications had no effect on reported equity or net income.

When a Property is sold, the related costs and accumulated depreciation, plus any accrued rental income, are removed from the accounts and any gain or loss from sale is reflected in income.

Intangible Lease Costs—In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”), we allocate the purchase price of acquired Properties to tangible and identified intangible assets based on their respective fair values. The allocation to tangible assets (building and land) is based upon management’s determination of the value of the Property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. The allocation to intangible assets is based upon factors considered by management including an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price is allocated to the above- or below-market value of in-place leases and the value of customer relationships. The value allocable to the above- or below-market component of the acquired in-place lease is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above-market leases are included in intangible lease costs and are amortized to rental income over the remaining terms of the leases acquired with each Property. The amounts allocated to below-market lease values are included in an intangible lease liability and amortized to rental income over the remaining term of the associated lease, including below-market lease extension, if any.

The total amount of other intangible assets acquired is further allocated to in-place lease origination costs and customer relationship values based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors.

Cash and Cash Equivalents—All highly liquid investments with an original maturity of three months or less when purchased are considered cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds (some of which are backed by government securities). Cash equivalents are stated at cost plus accrued interest, which approximates market value.

Cash accounts maintained in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, we have not experienced any losses in such accounts. We believe we are not exposed to any significant credit risk on cash and cash equivalents.

Accounts and Other Receivables—Accounts and other receivables consist primarily of lease payments contractually due from tenants. On a monthly basis, we review the contractual payments versus the actual cash received. When we identify delinquencies, an estimate is made as to the amount of provision for loss related to doubtful accounts, if any, that may be needed based on our review of Property specific circumstances, including the analysis of the Property’s operations and operating trends, current economic conditions and tenant payment history. At December 31, 2005 and 2004, we had reserves for doubtful accounts and other receivables of $7.2 million and $3.9 million, respectively. The total amount of the reserves, which represent the cumulative provisions less write-offs of uncollectible rent, if any, are recorded against accounts and other receivables in our consolidated balance sheets.

Deferred Loan Costs—Loan costs are capitalized and are amortized as interest over the terms of the respective loan agreements on a basis which approximates the effective interest method. Unamortized deferred loan costs are expensed when the associated debt is retired before maturity.

Goodwill—In connection with the acquisition of DASCO, we allocated $5.8 million to goodwill, which represented the excess of the purchase price plus closing costs paid over the fair market value of the tangible assets acquired in the business acquisition (see Note 19). In accordance with SFAS 141, and Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” goodwill is not amortized but is tested quarterly for impairment. If quoted market prices are not available for the impairment analysis, we use other valuation techniques that involve measurement based on projected net earnings of the underlying reporting unit.

Investment in Unconsolidated Entity—We own a 9.90% interest in CNL Plaza, Ltd., a limited partnership that owns an office building located in Orlando, Florida, in which the Advisor and its affiliates lease office space. Our investment in the partnership is accounted for using the equity method because we have significant influence.

Development Costs—Development costs, including interest, real estate taxes, insurance and other costs incurred in developing new Properties, are capitalized during construction. Upon completion of construction, development costs are depreciated on a straight-line basis over the useful lives of the respective assets.

Capitalized Interest—Interest, including loan costs for borrowings used to fund development and construction, is capitalized as construction in progress and allocated to the respective assets. For the years ended December 31, 2005 and 2004, interest of $4.8 million and $0.7 million, respectively, was capitalized to construction in progress.

Deferred Income—Rental income contractually due under leases from Properties that are under development are recorded as deferred income. Upon completion of construction, deferred income is amortized to revenue on a straight-line basis over the remaining lease term.

Bonds Payable—Our two CCRCs hold non-interest bearing life care bonds payable to certain residents of the CCRCs. Generally, the bonds are refundable to the resident or to the resident’s estate upon termination or cancellation of the CCRC agreement. One of our other Seniors’ Housing facilities requires that certain residents of the facility post non-interest bearing occupancy fee deposits that are refundable to the resident or the resident’s estate the earlier of the re-letting of the unit or after two years of vacancy. Proceeds from the issuance of new bonds are used to retire existing bonds. As the maturity of these obligations is not determinable, no interest is imputed.

Minority Interests—Minority interests in consolidated real estate partnerships represents the minority partners’ share of the underlying net assets of the consolidated real estate partnerships. Net income or net losses, contributions and distributions for each partnership are allocated to the minority partner in accordance with the partnership agreement.

FF&E Reserve Income—A furniture, fixture and equipment (“FF&E”) cash reserve has been established with substantially all of the Seniors’ Housing lease agreements. In accordance with the agreements, the tenants deposit funds into restricted FF&E cash reserve accounts and periodically use these funds to cover the cost of the replacement, renewal and additions to FF&E. In the event that the FF&E reserve is not sufficient to maintain the Property in good working condition and repair, we may make fixed asset expenditures, in which case annual rent would be increased.

All funds in the FF&E reserve accounts held by us, including the interest earned on the funds and all property purchased with the funds from the FF&E reserve are our assets; therefore, we recognize the FF&E reserve payments as income. FF&E purchased with FF&E reserve funds that improve or extend the useful lives of the respective Properties are capitalized. All other FF&E costs are recorded as property operating expenses in the accompanying consolidated financial statements. For a number of our leases, FF&E reserve accounts are held by each tenant until the end of the lease term at which time all property purchased with funds from the FF&E reserve accounts become our assets.

With respect to 13 Properties subject to direct financing leases, FF&E reserve accounts are held by each tenant and all property purchased with funds from the FF&E accounts will remain the property of the tenants. Accordingly, we do not recognize FF&E reserve income relating to these direct financing leases.

Derivative Instruments and Hedging Activities—Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS 133, we record all derivatives on the balance sheet at fair value. We do not invest in derivatives for trading purposes. Our objective in using derivatives is to limit exposure to changes in interest rates on our debt obligations. To accomplish this objective, we use interest rate swaps to hedge the variable cash flows associated with existing variable-rate debt. These interest rate swaps, designated as cash flow hedges, involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. (See Note 12.)

Income Taxes—We are taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. As a REIT, we generally will not be subject to federal corporate income taxes on amounts distributed to stockholders, providing we distribute at least 90% of our REIT taxable income and meet certain other requirements for qualifying as a REIT. At December 31, 2005, 2004 and 2003, we were in compliance with all REIT requirements and were not subject to federal income taxes. State and local taxing authorities apply their own rules and regulations that adjust the federal taxable income of REITs to arrive at state taxable income. For the year ended December 31, 2005, we determined that the REIT would be subject to state and local income taxes of approximately $40,000.

We hold five wholly owned taxable REIT subsidiaries which enable us to engage in non-REIT activities. Taxable REIT subsidiaries are subject to federal, state, and local income taxes. For the year ended December 31, 2005, we determined that the taxable REIT subsidiaries collectively would be subject to federal income taxes and applicable state income taxes of approximately $0.4 million. We recorded a tax provision on each of the taxable REIT subsidiaries for their respective share of the estimated federal, state, and local income taxes. This provision is included in general and administrative expenses in the accompanying consolidated statements of income.

Income Per Share—Basic income per common share is calculated based upon net income (income available to common stockholders) divided by the weighted-average number of shares of common stock outstanding during the period. As of December 31, 2005, 2004 and 2003, we did not have any potentially dilutive common shares.

Reclassifications—Certain items in the prior periods’ financial statements have been reclassified to conform to the 2005 presentation, including those related to our real estate held for sale (see Note 10). These reclassifications had no effect on reported equity or net income.

Recently Issued Accounting Pronouncements—In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and SFAS No. 3” (“SFAS 154”). SFAS 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring that a voluntary change in accounting principle be applied retrospectively with all prior periods’ financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS 154 also requires that a change in depreciation or amortization for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle and corrections of errors in previously issued financial statements should be termed a “restatement.” SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We believe that the adoption of SFAS 154 will not have a material effect on our consolidated financial statements.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” (“FIN 47”) an interpretation of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”(“SFAS 143”). FIN 47, which is effective for fiscal years ended after December 15, 2005, clarifies that the term “conditional asset retirement obligation,” as used in SFAS 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. FIN 47 requires a company to recognize the liability for the fair value of the conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Any liability accrued is offset by an increase in the value of the asset. Adoption of FIN 47 did not have a material impact on our financial statements.

3. Public Offerings:

Upon formation in December 1997, we received an initial capital contribution of $200,000 for 20,000 shares of common stock from the Advisor. From our inception through December 31, 2005, we have made five public offerings and received subscriptions as follows (in thousands):

	Date	Offering		Subscriptions
Offering	Completed	Shares(b)	Amount	Shares(c)	Amount
Initial Offering	September 2000	15,500	$155,000	972	$9,719
2000 Offering	May 2002	15,500	155,000	15,500	155,000
2002 Offering	April 2003	45,000	450,000	45,000	450,000
2003 Offering	April 2004	175,000	1,750,000	156,793	1,567,925
2004 Offering	Open(a)	400,000	4,000,000	41,548	415,485

		651,000	$6,510,000	259,813	$2,598,129

(a)                                  2004 Offering will close on or before March 26, 2006.

(b)                                 Includes reinvestment plan shares of 500 in each of the Initial and 2000 Offerings, 5,000 in the 2002 Offering, 25,000 in the 2003 Offering and 15,000 in the 2004 Offering.

(c)                                  Includes reinvestment plan shares of 5 in the Initial Offering, 42 in the 2000 Offering, 129 in the 2002 Offering, 1,728 in the 2003 Offering and 8,749 in the 2004 Offering.

The price per share of all of the equity offerings of our common stock has been $10.00 per share, with the exception of (i) shares purchased pursuant to volume or other discounts and (ii) shares purchased through our reinvestment plan, which are currently priced at $9.50 per share.

In July 2004, the stockholders approved a resolution to amend our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 450 million to one billion.

We incurred offering expenses, including selling commissions, marketing support fees, due diligence expense reimbursements, filing fees, legal, accounting, printing and escrow fees, which have been deducted from the gross proceeds of the offerings. Offering expenses together with selling commissions, marketing support fees and due diligence expense reimbursements will not exceed 13% of the proceeds raised in connection with our public offerings. Under our first four public offerings (“Prior Offerings”), the Advisor and its affiliates were entitled to selling commissions of 7.5%, a marketing support fee of 0.5% and an acquisition fee of 4.5% of gross offering and debt proceeds. Under the 2004 Offering, the Advisor and its affiliates are entitled to selling commissions of 6.5%, a marketing support fee of 2.0% and acquisition fees equal to 3.0% of gross offering and loan proceeds from permanent financing for the period from May 3, 2005 through December 31, 2005 (4.0% of gross proceeds and loan proceeds for the period from May 14, 2004 through May 2, 2005).

During the years ended December 31, 2005, 2004 and 2003, we incurred $18.4 million, $87.1 million and $101.3 million, respectively, in offering costs, including $14.1 million, $68.8 million and $85.1 million, respectively, in selling commissions and marketing support fees. These amounts are treated as stock issuance costs and charged to stockholders’ equity.

4. Investment Properties:

Accounted for Using the Operating Method—Properties subject to operating leases consisted of the following at December 31 (dollars in thousands):

	2005	2004
Land and land improvements	$345,936	$311,198
Buildings and building improvements	2,523,724	2,118,086
Tenant improvements	96,084	62,641
Equipment	75,700	65,936

	3,041,444	2,557,861
Less accumulated depreciation	(157,746)	(73,716)

	2,883,698	2,484,145
Construction in progress	31,119	96,803

	$2,914,817	$2,580,948

Number of Properties(1)(2):
Seniors’ Housing:
Operating	150	130
Under construction	1	3

	151	133
Medical Facilities:
Operating	68	49
Under construction	5	3

	73	52

	224	185

(1)                                  At December 31, 2005, excludes four Seniors’ Housing facilities and a parcel of land held for sale. At December 31, 2004, excludes four Seniors’ Housing facilities held for sale.

(2)                                  At December 31, 2005, includes 26 Medical Facilities and one Seniors’ Housing facility subject to long-term ground lease agreements. At December 31, 2004, includes 20 Medical Facilities subject to long-term ground lease agreements.

For the years ended December 31, 2005, 2004 and 2003, we recognized $46.7 million, $40.4 million and $13.2 million, respectively, of revenue from the straight-lining of lease revenues over current contractually due amounts. These amounts are included in rental income from operating leases in the accompanying consolidated statements of income.

Future minimum lease payments contractually due under the noncancellable operating leases at December 31, 2005, exclusive of renewal option periods and contingent rents, were as follows (in thousands):

2006	$269,257
2007	272,121
2008	274,547
2009	275,613
2010	274,695
Thereafter	2,475,678

$3,841,911

Accounted for Using the Direct Financing Method—The components of net investment in direct financing leases consisted of the following at December 31 (dollars in thousands):

	2005	2004
Minimum lease payments receivable	$1,477,576	$1,529,171
Estimated residual values	449,099	449,099
Less unearned income	(1,437,992)	(1,498,219)

Net investment in direct financing leases	$488,683	$480,051

Properties subject to direct financing leases	33	33

Lease payments due to us relating to six land-only direct financing leases with a carrying value of $131.9 million are subordinate to first mortgage construction loans with third parties entered into by the tenants to fund development costs related to the Properties.

Future minimum lease payments contractually due on direct financing leases at December 31, 2005, were as follows (in thousands):

2006	$54,235
2007	55,224
2008	56,314
2009	58,126
2010	60,155
Thereafter	1,193,522

$1,477,576

5. Intangible Lease Costs:

Intangible lease costs included the following at December 31 (in thousands):

	2005	2004
Intangible lease origination costs:
In-place lease costs	$103,736	$88,740
Customer relationship values	12,152	11,698

	115,888	100,438
Less accumulated amortization	(23,643)	(9,934)

	92,245	90,504

Above-market lease values	9,744	8,475
Less accumulated amortization	(2,378)	(742)

	7,366	7,733

	$99,611	$98,237

Above-market lease values are amortized to rental income over the remaining terms of the leases acquired in connection with each applicable Property acquisition. Above-market lease amortization charged against rental income from operating leases in the accompanying consolidated statements of income was $1.7 million, $0.7 million and $0, respectively, for the years ended December 31, 2005, 2004 and 2003.

The estimated amortization expense for in-place lease costs and customer relationship values, and the estimated rental income amortization for above-market lease values at December 31, 2005, were as follows (in thousands):

	In-place lease costs	Customer relationship values	Above-market lease values
2006	$10,712	$1,902	$1,523
2007	8,849	1,294	1,225
2008	7,873	1,161	1,051
2009	7,147	984	934
2010	6,389	776	655
Thereafter	42,770	2,388	1,978

	$83,740	$8,505	$7,366

6. Restricted Cash:

Restricted cash included the following at December 31 (in thousands):

	2005	2004
Transfer agent escrows	$4,980	$13,214
Horizon Bay tenant rent deposit	3,109	9,537
FF&E reserves	4,509	4,894
Lender escrow reserves	6,908	3,808
Property acquisition deposits	—	1,950
Other	2,414	1,027

	$21,920	$34,430

7. Accounts and Other Receivables:

Accounts and other receivables included the following at December 31 (in thousands):

	2005	2004
Rental revenues receivable	$27,301	$21,790
Other receivables	3,385	2,655

	30,686	24,445
Allowance for doubtful accounts	(7,200)	(3,900)

	$23,486	$20,545

At December 31, 2005 and 2004, past due rents aggregated $14.8 million and $10.7 million, respectively. The provision for doubtful accounts for the years ended December 31, 2005, 2004 and 2003, was $3.4 million, $3.9 million and $0, respectively, which included $3.1 million, $3.9 million and $0, respectively, from continuing operations and $0.3 million, $0 and $0, respectively, from discontinued operations. Additionally, during 2005, accounts receivable of $0.1 million related to certain Medical Facilities tenants were written off.

8. Deferred Costs:

Deferred costs included the following at December 31 (in thousands):

	2005	2004
Financing costs	$26,679	$17,989
Leasing commissions	989	523
Other lease costs	767	341

	28,435	18,853
Less accumulated amortization	(8,503)	(5,408)

	19,932	13,445

Lease incentives	5,153	4,114
Less accumulated amortization	(380)	(90)

	4,773	4,024

	$24,705	$17,469

Lease incentive costs are amortized to rental income over the terms of the leases. Lease incentive cost amortization charged against rental income was $0.3 million, $0.1 million and $0, for the years ended December 31, 2005, 2004 and 2003, respectively.

9. Other Assets:

Other assets included the following at December 31 (in thousands):

	2005	2004

Senior Secured Term Loan(1)	$16,000	$—
Property acquisition deposits	10,601	—
Acquisition costs	7,633	2,972
Deferred receivables(2)	6,638	942
Prepaid expenses	4,950	6,400
Fair value of cash flow hedges	4,839	—
Other	2,274	1,098

	$52,935	$11,412

(1)                                  In August 2005, we entered into an agreement to provide an affiliate of the Cirrus Group, LLC (“Cirrus”) with an interest only, five-year, senior secured term loan under which up to $85.0 million (plus capitalized interest) may be borrowed to finance the acquisition, development, syndication and operation of new and existing surgical partnerships (“Senior Secured Term Loan”). Certain of these surgical partnerships are tenants in the Medical Facilities acquired from Cirrus. During the first 48 months of the term, interest at a rate of 14.0%, will accrue, of which 9.5% will be payable monthly and the balance of 4.5% will be capitalized; thereafter, interest at the greater of 14.0% or LIBOR plus 9.0% will be payable monthly. The loan is subject to equity contribution requirements and borrower financial covenants that will dictate the draw down availability, is collateralized by all of the assets of the borrower (comprised primarily of interest in partnerships operating surgical facilities in premises leased from a Cirrus affiliate) and is guaranteed up to $50.0 million through a combination of (i) a personal guarantee of up to $13.0 million by a principal of Cirrus and (ii) a guarantee of the balance by other principals of Cirrus under arrangements for recourse limited only to their interests in certain entities owning real estate. The carrying value of the loan at December 31, 2005, approximated its fair value.

In connection with the Senior Secured Term Loan, we received stock warrants which are exercisable into a 10% to 15% ownership interest of the borrower. The stock warrants are exercisable at the earlier of an event of default or the full repayment of the Senior Secured Term Loan and expire in September 2015.

(2)                                  Represents rental revenue receivable reclassified from accounts receivable to other assets in accordance with certain lease provisions.

10. Real Estate Held For Sale:

As of December 31, 2005, real estate held for sale included four Seniors’ Housing facilities with an aggregate net carrying value of $9.4 million and a 10.4 acre parcel of land that was acquired in 2005 for $3.2 million as part of a portfolio of Seniors’ Housing Properties. We determined to hold these Properties for sale during late 2004 and 2005 and recognized aggregate impairment charges of approximately $9.6 million to reduce the Properties’ carrying value to their estimated fair value less the estimated costs to dispose. In July 2005, we entered into an agreement with a buyer to sell two of the Properties for an expected aggregate sales price of approximately $6.0 million. In January 2006, we entered into an agreement to sell one additional Property for an expected sales price of approximately $2.1 million.

In accordance with SFAS 144, we have reclassified the assets and operating results from the Seniors’ Housing Properties as discontinued operations, restating previously reported results to reflect the reclassification on a comparable basis. These reclassifications had no effect on reported equity or net income.

The assets of the real estate held for sale were presented separately in the accompanying consolidated balance sheets and consisted of the following at December 31 (in thousands):

	2005	2004
Real estate investment properties accounted for using the operating method, net	$12,066	$16,599
Accrued rental income	626	583

	$12,692	$17,182

The operational results associated with the Properties were presented as income (loss) from discontinued operations in the accompanying consolidated statements of income. Summarized financial information was as follows (in thousands):

	2005	2004	2003
Rental income from operating leases	$1,716	$2,196	$960
Provision for doubtful accounts	(350)	—	—
Impairment provisions	(7,740)	(1,883)	—
Income (loss) from discontinued operations	(6,834)	(433)	596

11. Indebtedness:

Mortgage Notes Payable—Mortgage notes payable and the Net Book Value (“NBV”) of the associated collateral as of December 31, 2005, consisted of the following at December 31 (in thousands):

	2005		2004	NBV
Mortgage payable with both variable-rate and fixed-rate components. Fixed rate at 5.63% and variable rate based on the 3 to 9 month Fannie Mae Discount MBS rate plus 0.95% (5.39% combined weighted-average interest rate at December 31, 2005), maturing October 2013	$241,871	(1)	$192,680	$445,925
Various mortgages payable, interest only payments at variable rates ranging from LIBOR plus 1.0% to 3.0% (5.70% weighted-average interest rate at December 31, 2005), maturing from November 2006 to March 2010	284,105	(2)	193,931	497,514
Two mortgages payable, interest only payments at a 30-day commercial paper rate plus 1.82% or 2.15% (6.36% weighted-average interest rate at December 31, 2005), maturing March 2007 and May 2007	43,920		43,920	98,103
Various fixed-rate mortgages payable, interest only payments, bearing interest at rates ranging from 4.85% to 6.06%, (5.71% weighted-average interest rate at December 31, 2005), maturing September 2010 through November 2015	263,810		167,145	517,757
Various fixed-rate mortgages payable, principal and interest payments, including net premiums of $1.0 million and $0.7 million at December 31, 2005 and 2004, respectively, bearing interest at rates ranging from 4.91% to 8.42% (6.25% weighted-average interest rate at December 31, 2005), maturing July 2007 through November 2038	386,484	(3)	339,913	629,632

	$1,220,190		$937,589	$2,188,931

(1)                                  On October 3, 2005, we (i) exercised an extension option available under the $140.4 million mortgage notes that were to mature in October 2005, (ii) negotiated the inclusion of an $82.2 million variable-rate mortgage loan due to mature in April 2008 and (iii) drew an additional $19.4 million under the facility, all with a new maturity date of October 2013. The facility contains provisions that will allow us to draw an additional $58.0 million upon providing additional collateral. Of the new $242.0 million mortgage note payable, $121.0 million bears fixed-rate interest at 5.63% requiring principal and interest payments through maturity and $121.0 million bears variable-rate interest based on the 3 to 9 month Fannie Mae Discount MBS rate plus 0.95% (5.16% at December 31, 2005) requiring interest only payments through maturity. We also have the option to convert the variable-rate debt component to fixed-rate debt.

(2)                                  We entered into interest rate swap agreements tied to debt with an aggregate notional amount of $233.8 million to hedge against unfavorable fluctuations in LIBOR rates (see Note 12).

(3)                                  Certain fixed-rate loans contain substantial prepayment penalties and/or defeasance provisions that could preclude the repayment of the loans prior to their maturity dates.

Maturities for all mortgage notes payable, excluding loan premiums of $1.0 million, at December 31, 2005 were as follows (in thousands):

2006	$55,776
2007	66,989
2008	61,479
2009	143,453
2010	374,433
Thereafter	517,076

$1,219,206

Bonds Payable—At December 31, 2005 and 2004, we had $98.0 million and $94.5 million, respectively, of non-interest bearing life care bonds at our two CCRCs and non-interest bearing occupancy fee deposits at a Seniors’ Housing facility, all of which were payable to certain residents of the facilities (collectively “Bonds Payable”). During 2005, the tenants of the facilities issued new Bonds Payable to new residents of the facilities totaling $12.6 million and used the proceeds from the Bonds issued in the current period and prior periods to retire $9.1 million of Bonds on our behalf. At December 31, 2005, $68.7 million of the Bonds were refundable to the residents upon the resident moving out or to a resident’s estate upon the resident’s death and $29.4 million of the Bonds were refundable after the unit has been successfully remarketed to a new resident.

Construction Loans Payable—Construction loans payable consisted of the following at December 31 (in thousands):

	Total Facility	2005	2004
Five construction loans payable, each bearing interest at 30-day LIBOR plus 2.25% (6.62% at December 31, 2005), with monthly interest only payments, maturing November 2006	$83,100	$75,499	$47,148
Construction loan payable bearing interest at the lender’s base rate, as defined, less 0.75% with a minimum rate of 6.50% (6.50% at December 31, 2005), with monthly interest only payments, maturing December 2007	48,000	44,696	32,339
Construction loan payable bearing interest at 30-day LIBOR plus 1.75% (6.12% at December 31, 2005), with monthly interest only payments, maturing July 2009	14,287	11,750	2,021
Two construction loans payable bearing interest at 30-day LIBOR plus 1.60% (6.31% at December 31, 2005), with monthly interest only payments, maturing December 2009	19,148	405	—
Construction loan payable bearing interest at 30-day LIBOR plus 1.70% (5.99% at December 31, 2005), with monthly interest only payments, maturing April 2012	11,280	6,096	—
Construction loan payable bearing interest at 30-day LIBOR plus 1.80% (6.09% at December 31, 2005), with monthly interest only payments, maturing December 2013	6,600	5,114	—

	$182,415	$143,560	$81,508

Line of Credit—On August 23, 2005, we amended and restated our $85.0 million credit agreement and closed on a $320.0 million amended and restated senior secured revolving line of credit, which permits us to expand the borrowing capacity up to $400.0 million and extended the initial maturity date to August 23, 2007 (the “Revolving LOC”). The amount available for use under the Revolving LOC is subject to certain limitations based on the pledged collateral. The Revolving LOC is collateralized by 36 Properties with a carrying value of approximately $390.4 million at December 31, 2005, that in the aggregate, currently allows us to draw up to $283.0 million. The Revolving LOC contains two one-year extension options and may be used to fund the acquisition and development of Properties, purchase other permitted investments and for general corporate purposes. The Revolving LOC requires interest only payments at LIBOR plus a percentage that fluctuates depending on our aggregate amount of debt outstanding in relation to our total assets (6.20% all-in rate at December 31, 2005, which represents a pricing of LIBOR plus 170 basis points). At December 31, 2005, $75.0 million was outstanding under the Revolving LOC.

Term Loan.—On January 13, 2005, we repaid and terminated a $60.0 million 14-day term loan used for the acquisition of Properties for which permanent financing was obtained in January 2005.

Interest and loan cost amortization expense was $76.2 million, $42.8 million and $9.6 million for the years ended December 31, 2005, 2004 and 2003, respectively, including $0.4 million, $1.1 million and $0 of loan costs written off related to the early termination of debt for the years ended December 31, 2005, 2004 and 2003, respectively. For the years ended December 31, 2005, 2004 and 2003, interest of $4.8 million, $0.7 million and $0, respectively, was capitalized to construction in progress.

The fair market value of our outstanding mortgage notes and construction loans payable was $1.4 billion at December 31, 2005.

We were in compliance with all of our financial covenants as of December 31, 2005.

12. Financial Instruments: Derivatives and Hedging:

In May 2005, we entered into two interest rate swap agreements effective June 1, 2005, and one interest rate swap agreement effective July 1, 2005, for an aggregate notional amount of $233.8 million to hedge against unfavorable fluctuations in interest rates on our variable interest rate mortgage notes payable. At December 31, 2005, derivatives with a fair value of $4.8 million were included in other assets in the accompanying consolidated balance sheets. The change in net unrealized gain of $4.8 million as of December 31, 2005, for derivatives designated as cash flow hedges is disclosed separately in the accompanying consolidated statements of stockholders’ equity as the change in fair value of cash flow hedges.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. The change in net unrealized income on cash flow hedges reflects a reclassification of $0.6 million of net unrealized gain from accumulated other comprehensive income to interest expense during the year ended December 31, 2005. During the next twelve months, we expect to reclassify approximately $1.2 million of the current balance held in accumulated other comprehensive income related to the interest rate swaps to earnings as a reduction of interest expense.

Cash flow hedges at December 31, 2005 consisted of the following:

Hedge Type	Notional Amount	Rate	Maturity	Fair Value
	(in thousands)			(in thousands)

Swap, Cash Flow	$100,000	4.1840%	January 12, 2010	$2,062
Swap, Cash Flow	83,750	4.1764%	January 1, 2010	1,738
Swap, Cash Flow	50,000	4.2085%	March 31, 2010	1,039

	$233,750			$4,839

13. Intangible Lease Liability:

Intangible lease liability at December 31, 2005 and 2004, was $4.5 million and $3.7 million, respectively, consisting of the unamortized carrying value of below-market-rate leases associated with Properties acquired. Intangible lease liability is amortized over the remaining term of the associated lease, including below-market lease extension, if any. Intangible lease liability accreted to rental income from operating leases in the accompanying consolidated statements of income was $1.1 million, $0.7 million and $0, for the years ended December 31, 2005, 2004 and 2003, respectively.

14. Commitments and Contingencies:

Commitments—Commitments, contingencies and guarantees by expiration period as of December 31, 2005 (in thousands):

	Less than 1 Year	2 - 3 Years	4 - 5 Years	Thereafter	Total
Pending investments(1)	$157,100	$—	$—	$—	$157,100
Unfunded Senior Secured Term Loan(2)	69,000	—	—	—	69,000
Capital improvements to Properties	62,620	—	—	—	62,620
Earnout provisions(3)	25,979	—	—	—	25,979
Guarantee of uncollateralized promissory note of CNL Plaza, Ltd.(4)	—	—	2,313	—	2,313

	$314,699	$—	$2,313	$—	$317,012

(1)                                  As of December 31, 2005, we had initial commitments to acquire 12 Medical Facilities for which we had posted a non-refundable $10.6 million deposit. In January 2006, we completed the acquisition of seven Medical Facilities for $84.5 million, including the application of $6.0 million of the non-refundable deposit that we had posted as of December 31, 2005. The remaining Properties are expected to be acquired in the first quarter of 2006. The acquisition of each of these Properties is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that we will acquire one or more of these investments.

(2)                                  Represents the unfunded portion under the $85.0 million Senior Secured Term Loan.

(3)                                  In connection with the acquisition of 41 Properties, we may be required to make additional payments to the seller if certain earnout provisions are achieved by the earnout date for each Property. The calculation generally considers the net operating income for the Property, our initial investment in the Property and the fair value of the Property. In the event an amount is due, the applicable lease will be amended and annual minimum rent will increase accordingly. Amounts presented represent maximum exposure to additional payments. Earnout amounts related to six additional Properties are subject to future values and events which are not quantifiable at December 31, 2005, and are not included in the table above.

(4)                                  In connection with the ownership of a 9.90% limited partnership interest in CNL Plaza, Ltd., we severally guaranteed 16.67%, or $2.3 million, of a $14.0 million uncollateralized promissory note of the general partner of the limited partnership that matures December 31, 2010. As of December 31, 2005, the uncollateralized promissory note had an outstanding balance of $13.9 million.

Ground Leases—Twenty-seven of our Properties are subject to ground leases. These ground leases have predetermined rent increases based on the CPI index or a defined percentage and termination dates ranging from 2038 to 2084. Twenty-one of the ground leases contain renewal options for terms of 30 to 50 years. During the years ended December 31, 2005, 2004 and 2003, we recognized ground lease expense of $0.5 million, $0.2 million and $0, respectively, including $0.2 million, $13,000 and $0, respectively, from the straight-lining of ground lease expense, which is included in Seniors’ Housing property expenses and Medical Facilities operating expenses in the accompanying consolidated statements of income.

Future minimum lease payments due under ground leases at December 31, 2005, exclusive of renewal option periods, were as follows (in thousands):

2006	$372
2007	490
2008	491
2009	493
2010	495
Thereafter	23,750

$26,091

Operating Leases—At December 31, 2005, future minimum lease payments due under an operating lease for DASCO’s administrative offices which terminates in 2011 were $0.2 million for each of the next six years.

Legal Matters—From time to time, we are exposed to litigation arising from an unidentified pre-acquisition contingency or from the operation of our business. We do not believe that resolution of these matters will have a material adverse effect on our financial condition or results of operations.

15. Redemption of Shares:

We have a redemption plan under which we may elect to redeem shares, subject to certain conditions and limitations. Under the redemption plan, prior to such time, if any, as listing of our common stock on a national securities exchange or over-the-counter market occurs, any stockholder who has held shares for at least one year may present to us all or any portion equal to at least 25% of their shares for redemption in accordance with the procedures outlined in the redemption plan. Upon presentation, we may, at our option, redeem the shares, subject to certain conditions and limitations. However, at no time during a 12-month period may the number of shares we redeem exceed 5% of the number of shares of our outstanding common stock at the beginning of the 12-month period. During the years ended December 31, 2005, 2004 and 2003, 3,904,039 shares, 685,396 shares and 131,781 shares of common stock were redeemed and retired for $37.1 million, $6.5 million and $1.2 million, respectively. In the second quarter of 2004, we amended our redemption plan to change the redemption price from $9.20 per share to $9.50 per share.

16. Distributions:

For the years ended December 31, 2005, 2004 and 2003, approximately 67%, 60% and 71%, respectively, of the distributions paid to stockholders were considered ordinary income and approximately 33%, 40% and 29%, respectively, were considered a return of capital to stockholders for federal income tax purposes. For the years ended December 31, 2005, 2004 and 2003, no amounts distributed to the stockholders are required to be or have been treated by us as a return of capital for purposes of calculating the stockholders’ 8% return, which is equal to an 8% cumulative, non-compounded annual return on the amount calculated by multiplying the total number of shares of common stock purchased by stockholders by the issue price, without deduction for volume or other discounts, reduced by the portion of any distribution that is attributable to net sales proceeds and by any amount we have paid to repurchase shares under our redemption plan.

17. Related Party Arrangements:

Certain of our directors and officers hold similar positions with the Advisor, the parent company of the Advisor and the managing dealer of our public offerings, CNL Securities Corp. Our chairman of the board indirectly owns a controlling interest in the parent company of the Advisor. These affiliates receive fees and compensation for services provided in connection with the common stock offerings, permanent financing and the acquisition, management and sale of our assets.

Pursuant to the Advisory Agreement, as amended and renewed, the Advisor and its affiliates earn certain fees and are entitled to receive reimbursement of certain expenses. During the years ended December 31, 2005, 2004 and 2003, the Advisor and its affiliates earned fees and incurred reimbursable expenses as follows (in thousands):

	Years ended December 31,
	2005	2004	2003
Acquisition fees(1):
From offering proceeds	$5,874	$38,286	$47,644
From debt proceeds	13,789	29,952	11,277

	19,663	68,238	58,921

Asset management fees(2)	19,217	13,047	4,372

Reimbursable expenses(3):
Acquisition expenses	210	331	403
General and administrative expenses	5,989	4,313	2,255

	6,199	4,644	2,658

	$45,079	$85,929	$65,951

(1)                                  For the period from May 3, 2005 through December 31, 2005, acquisition fees for, among other things, identifying Properties and structuring the terms of the leases were equal to 3.0% of gross offering proceeds and loan proceeds from permanent financing under the 2004 Offering (4.0% of gross offering and loan proceeds for the period from May 14, 2004 through May 2, 2005 and 4.5% of gross offering and loan proceeds under the Prior Offerings). These fees are included in other assets in the accompanying consolidated balance sheets prior to being allocated to individual Properties or intangible lease costs.

If we list our common stock on a national securities exchange or over-the-counter market (“List” or “Listing”), the Advisor will receive an acquisition fee equal to 3.0% of amounts outstanding on the line of credit, if any, at the time of Listing. Certain fees payable to the Advisor upon Listing, the orderly liquidation or other sales of Properties are subordinate to the return of 100% of the stockholders’ invested capital plus the achievement of a cumulative, noncompounded annual 8% return on stockholders’ invested capital.

(2)                                  Monthly asset management fee of 0.05% of our real estate asset value, as defined in the Advisory Agreement, and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month.

(3)                                  Reimbursement for administrative services, including, but not limited to, accounting; financial, tax, insurance administration and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations.

Pursuant to the advisory agreement, the Advisor is required to reimburse us the amount by which the total operating expenses we pay or incur exceeds in any four consecutive fiscal quarters (the “Expense Year”) the greater of 2% of average invested assets or 25% of net income (the “Expense Cap”). Operating expenses for the Expense Years ended December 31, 2005, 2004 and 2003, did not exceed the Expense Cap.

Of these amounts, approximately $1.1 million and $1.4 million were included in due to related parties in the accompanying consolidated balance sheets at December 31, 2005 and 2004, respectively.

CNL Securities Corp. received fees based on the amounts raised from our offerings equal to: (i) selling commissions of 6.5% of gross proceeds under the 2004 Offering and 7.5% under the Prior Offerings, (ii) a marketing support fee of 2.0% of gross proceeds under the 2004 Offering and 0.5% under the Prior Offerings and (iii) beginning on December 31, 2003, an annual soliciting dealer servicing fee equal to 0.2% of the aggregate proceeds raised in a prior offering. Affiliates of the Advisor are reimbursed for certain offering expenses incurred on our behalf. Offering expenses incurred by the Advisor and its affiliates on our behalf, together with selling commissions, the marketing support fee and due diligence expense reimbursements will not exceed 13% of the proceeds raised in connection with the offerings.

During the years ended December 31, 2005 and 2004, we incurred the following fees and costs (in thousands):

	Years ended December 31,
	2005	2004
Selling commissions	$10,801	$61,830
Marketing support fee	3,313	6,648
Offering and due diligence costs	4,250	18,328
Soliciting dealer servicing fee	—	310

	$18,364	$87,116

Of these amounts, approximately $1.3 million and $0.2 million were included in due to related parties in the accompanying consolidated balance sheets at December 31, 2005 and 2004, respectively.

We own a 9.90% interest in CNL Plaza, Ltd. (the “Owner”), a limited partnership that owns an office building located in Orlando, Florida, in which the Advisor and certain affiliates of CNL Financial Group (“CFG”) lease office space. CFG owns a controlling interest in the parent company of the Advisor and is indirectly wholly owned by James M. Seneff, Jr., our chairman of the board, and his wife. Robert A. Bourne, our vice-chairman of the board and treasurer, is an officer of CFG. The remaining interests in the Owner are held by several entities with present or former affiliations with CFG, including: CNL Plaza Venture, Ltd., which has a 1% interest as general partner of the Owner and whose general partner is indirectly wholly owned by Mr. Seneff and his wife; CNL Corporate Investors, Ltd., which is indirectly wholly owned by Messrs. Seneff and Bourne, and which has a 49.50% interest, as a limited partner, in the Owner; CNL Hotels & Resorts, Inc. which has a 9.90% interest, as a limited partner, in the Owner; Commercial Net Lease Realty, Inc., which has a 24.75% interest, as a limited partner, in the Owner; and CNL APF Partners, LP, which has a 4.95% interest, as a limited partner, in the Owner. We also own a 9.90% interest in CNL Plaza Venture, Ltd. (the “Borrower”), a Florida limited partnership, which is the general partner of the Owner. The remaining interests in the Borrower are held by the same entities in the same proportion described above with respect to the Owner.

In 2004, the Owner conveyed a small portion of the premises underlying the parking structure adjacent to its office building, valued by the parties at approximately $0.6 million, to CNL Plaza II, Ltd., a limited partnership in which Messrs. Seneff and Bourne own a 60% interest and 40% interest, respectively, as part of the development of the premises surrounding the building. The purpose of the conveyance was to adjust the percentage fee simple ownership under the parking structure so as to allow joint parking privileges for a new office building that was developed in 2005 and is owned by CNL Plaza II, Ltd. In connection with this transaction, the Owner received an ownership interest in a cross-bridge that was constructed and an anticipated benefit from a reduction in the allocation of its operating expenses for the garage. In addition, the Owner may be entitled to additional consideration pursuant to a purchase price adjustment.

On September 30, 2005, we executed a pro rata, several guarantee limited to 16.67%, or $2.3 million, of a $14.0 million uncollateralized promissory note of the Borrower that matures December 31, 2010. During each of the years ended December 31, 2005 and 2004, we received approximately $0.2 million, respectively, in distributions from the Owner.

We maintain bank accounts in a bank in which certain of our officers and directors serve as directors and are principal stockholders. The amounts deposited with this bank were $3.1 million and $22.9 million at December 31, 2005 and 2004, respectively.

On September 1, 2004, a company which is owned by our chairman of the board sold its 30% voting membership interest in a limited liability company which is affiliated with ten of our tenants (the “HRA Tenants”) to the remaining members of the limited liability company. The HRA Tenants contributed 30% and 35% of our total revenues for the years ended December 31, 2004 and 2003, respectively.

Century Capital Markets, LLC (“CCM”), an entity in which an affiliate of the Advisor was formerly a non-voting Class C member, made the arrangements for two commercial paper loans totaling $43.9 million. The monthly interest payments due under these commercial paper loans include an annual margin of either 30 or 40 basis points, payable to CCM for the monthly services it provides related to the administration of the commercial paper loans. Effective September 30, 2005, a non-affiliated third party assumed the administration of these commercial paper loans. Therefore, we now pay the monthly services fee directly to the non-affiliated third party. During the years ended December 31, 2005, 2004 and 2003, $0.1 million, $0.1 million and $0.2 million, respectively, was paid to CCM related to these services. During the year ended December 31, 2003, we also paid CCM a $0.2 million finder’s fee related to the acquisition of two Properties.

Our chairman of the board is a director in a hospital that leases office space in seven of the Medical Facilities that we acquired in August 2004. Additionally, one of our independent directors is a director in a health system that leases office space in one of the Medical Facilities that we acquired in April 2004. During the years ended December 31, 2005 and 2004, these hospitals contributed less than 1% of our total revenues.

18. Concentration of Credit Risk:

At December 31, 2005, we leased our Seniors’ Housing facilities to 22 tenants. Two tenants affiliated with Horizon Bay Management, LLC (“Horizon Bay”) contributed 21% of total revenues for each of the years ended December 31, 2005 and 2004. The HRA Tenants contributed 22%, 30% and 35% of total revenues for the years ended December 31, 2005, 2004 and 2003, respectively. No other Seniors’ Housing tenant contributed more than 10% of total revenues for the three years ended December 31, 2005. Several of our tenants, including the HRA Tenants, are thinly capitalized corporations that rely on the net operating income generated from the Seniors’ Housing facilities to fund rent obligations under their leases. At December 31, 2005, $5.8 million of the $7.2 million allowance for doubtful accounts pertained to HRA Tenants. At December 31, 2005, our Medical Facilities were leased to more than 700 tenants.

At December 31, 2005, 107 of the 188 Seniors’ Housing facilities were operated by Sunrise Senior Living Services, Inc. (“Sunrise”), a wholly owned subsidiary of Sunrise Senior Living, Inc. Additionally, as of December 31, 2005, a Seniors’ Housing Property was being developed by Sunrise Development, Inc., a wholly owned subsidiary of Sunrise Senior Living, Inc. Upon completion of the development, the facility will be operated by Sunrise. Horizon Bay operates 27 Seniors’ Housing facilities and six additional operators manage the remaining 53 Seniors’ Housing facilities. At December 31, 2005, DASCO managed or was developing 53 of our 73 Medical Facilities, Cirrus managed 10 of our Medical Facilities and the remaining 10 Medical Facilities were managed by four third-party property managers. Sunrise, Horizon Bay, DASCO and ARC operated Property portfolios that, for each in the aggregate as operator, contributed 10% or more of total rental and earned income from leases. Sunrise contributed 42%, 45% and 76%, for the years ended December 31, 2005, 2004 and 2003, respectively; Horizon Bay contributed 22%, 24%, for the years ended December 31, 2005 and 2004, respectively; DASCO contributed 10% for the year ended December 31, 2005 and ARC contributed 13% for the year ended December 31, 2003. No other operator contributed more than 10% of total rental and earned income from leases.

To mitigate credit risk, certain Seniors’ Housing leases are combined into portfolios that contain cross-default terms, so that if a tenant of any of the Properties in a portfolio defaults on its obligations under its lease, we may pursue remedies under the lease with respect to any of the Properties in the portfolio (“Cross-Default”). Certain portfolios also contain terms whereby the net operating profits of the Properties are combined for the purpose of funding rental payments due under each lease (“Pooling” or “Pooled”). In addition, as of December 31, 2005, we held $24.0 million in security deposits and rental support related to certain Properties.

We had the following remaining rental support and limited guarantees from certain tenants and operators at December 31, 2005 (dollars in thousands):

				Guarantee
Guarantor	Number of Properties	Maximum		Used Since Acquired	Remaining Balance
Horizon Bay	21	$17,500		$14,391	$3,109
Aureus	11	10,000		2,255	7,745
ARC	8		(1)	9,416		(1)
Eby	6		(1)	329		(1)
Encore	17		(1)	791		(1)
Greenwalt	5		(1)	2,493		(1)
Sunrise	2		(1)	—		(1)
Sunrise	17		(2)	6,281		(2)
Sunrise	3		(3)	2,809		(3)

(1)                                  Unconditional guarantees

(2)                                  Sunrise guaranteed the tenants’ obligations to pay minimum rent and the FF&E reserve funds under the 17 leases until the later of (i) March 2006 or (ii) 18 months after the final development date of certain Properties, as defined in the lease agreement. The final development Property commenced operations in January 2006; accordingly, the Sunrise guarantee will terminate in July 2007.

(3)                                  Sunrise guaranteed the tenants’ rent obligations for these Seniors’ Housing facilities that were acquired in 2004 and which commenced operations in 2004, until the later of (i) September 2006 or (ii) the Properties achieving predetermined rent coverage thresholds, which are not determinable at this time.

Although we acquire Properties located in various states and regions and screen our tenants in order to reduce risks of default, failure of certain lessees, their guarantors, or the Sunrise or Horizon Bay brands would significantly impact our results of operations.

19. Medical Facilities Acquisitions:

In April 2004, we acquired 22 Medical Facilities for an aggregate purchase price of $272.0 million, including closing costs (the “MOP Acquisition”).

In August 2004, we acquired ownership interests in entities that own 28 Medical Facilities and a 55% interest in DASCO for $212.6 million, including closing costs. In November 2004, we acquired two additional Medical Facilities for $19.4 million, including closing costs (collectively, the “DASCO Acquisition”). Included in the DASCO Acquisition were certain limited partnerships with finite lives. Therefore, the minority interests in these partnerships meet the definition of mandatorily redeemable noncontrolling interests as specified in Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” We estimate that the settlement value of these mandatorily redeemable noncontrolling interests at December 31, 2005 was $13.7 million, based on the sale or disposition of all or substantially all of the assets of the partnerships and the repayments of outstanding liabilities as of that date.

In addition, certain partnerships that own Medical Facilities provide non-equity participation to various lessees or affiliates of lessees. Certain lessees in the Medical Facilities are entitled to receive a percentage of the pro rata net cash flow, as defined, for the term of their lease, calculated as the percentage of each lease with respect to the total leasable square footage. Such amounts are paid periodically, such as monthly or quarterly. Certain lessees are also entitled to a percentage of their pro rata share of net capital proceeds, as defined, upon the occurrence of a capital transaction (including, but not limited to, the sale or refinancing of the property). Such pro rata share is calculated as the percentage of each lease with respect to the total leasable square footage.

The fair value of assets acquired and liabilities assumed at the date of the MOP and DASCO Acquisitions were based on independent appraisals and valuation studies from independent third-party consultants. The aggregate value of the assets acquired, including closing costs, and liabilities assumed were as follows (in thousands):

Assets:
Real estate investment properties:
Accounted for using the operating method	$455,194
Intangible lease costs	47,372

502,566

Cash and cash equivalents	530
Restricted cash	2,485
Deferred costs, net	1,018
Other assets	1,698
Goodwill	5,791

Total assets acquired	514,088

Liabilities:
Mortgages payable	94,808
Construction loan payable	487
Accounts payable and other liabilities	8,117
Intangible lease liability	4,463
Security deposits	2,011

Total liabilities assumed	109,886

Minority interests	1,967

Net assets acquired	$402,235

The amortization periods of the intangible lease costs acquired range from less than one year to 15 years.

The following condensed pro forma (unaudited) information assumes that the MOP and DASCO Acquisitions had occurred on January 1, 2003.

	Years Ended December 31,
	2004	2003
Revenues	$298,164	$145,322
Expenses	178,495	92,623
Net income	118,396	51,903

Basic and diluted income per share	$0.56	$0.52

Weighted-average number of common shares outstanding (basic and diluted)	210,343	99,815

20. Subsequent Events:

In January 2006, we acquired seven Medical Facilities from Cirrus for $84.5 million which we funded, in part, with proceeds from a new $56.3, million ten-year mortgage loan that bears fixed-rate interest at 5.59%. Four of the acquired Properties are located in Texas, two are in Arizona and one is in Missouri, and in aggregate they contain approximately 255,000 square feet. Cirrus will manage the Properties.

In February 2006, we entered into a $7.7 million construction loan for the development of a Medical Facility that we acquired in November 2005. The construction loan will mature in 2010 and bears interest at a rate of LIBOR plus 160 basis points.

In February 2006, we entered into a $33.0 million mortgage loan and used the proceeds and cash on hand to pre-pay a $48.0 million construction loan facility that had $44.7 million outstanding at December 31, 2005. The new interest only, five-year loan bears interest at a rate equal to LIBOR plus 150 basis points.

In March 2006, we sold two Properties that were held for sale at December 31, 2005. The Properties were sold to an unrelated third party for $6.0 million and we took back a purchase money mortgage with a three-year term secured by the Properties in the amount of $4.8 million. Interest is payable annually at a rate of 6.0% and principle is due at maturity. We realized a net loss on the sale of the Properties of $0.2 million in March 2006.

During the period January 1, 2006, through March 15, 2006, we received subscription proceeds for an additional 2.6 million shares ($26.1 million) of common stock.

On January 1, February 1 and March 1, 2006, our Board of Directors declared distributions to stockholders of record on those dates, totaling $45.5 million, or the aggregate of $0.1776 per share of common stock, payable by March 31, 2006.

21. Selected Quarterly Financial Data (unaudited):

        The following table presents selected unaudited quarterly financial data for each full quarter during the years ended December 31, 2005 and 2004 (in thousands, except per share amounts):

2005 Quarter	First	Second	Third	Fourth
Revenues(1)	$91,329	$96,584	$97,540	$98,630
Income from continuing operations(1)	38,461	39,130	34,074	30,750
Income (loss) from discontinued operations(1)	(5,826)	(1,173)	(264)	429
Net income	32,635	37,957	33,810	31,179
Income per share, basic and diluted:
Continuing operations(1)	0.16	0.16	0.14	0.12
Discontinued operations(1)	(0.02)	(0.01)	—	—
Net income	0.14	0.15	0.14	0.12

(1)                                  The revenue, income from continuing operations and income (loss) from discontinued operations data in the table above has been restated from previously reported amounts to reflect the reclassification of the operating results from our real estate held for sale to discontinued operations (see Note 10).

2004 Quarter	First	Second	Third	Fourth
Revenues(1)	$50,259	$62,850	$70,318	$79,342
Income from continuing operations(1)	27,415	29,340	30,428	31,168
Income (loss) from discontinued operations(1)	386	351	(1,514)	344
Net income	27,801	29,691	28,914	31,512
Income per share, basic and diluted:
Continuing operations(1)	0.16	0.14	0.14	0.13
Discontinued operations(1)	—	—	(0.01)	—
Net income	0.16	0.14	0.13	0.13

(1)                                  The revenue, income from continuing operations and income (loss) from discontinued operations data in the table above has been restated from previously reported amounts to reflect the reclassification of the operating results from our real estate held for sale to discontinued operations (see Note 10).

CNL RETIRMENT PROPERTIES, INC.

Schedule II—Valuation and Qualifying Accounts

Years Ended December 31, 2005, 2004, and 2003

(dollars in thousands)

			Additions		Deductions
Year	Description	Balance at Beginning of Year	Charged to Costs and Expenses	Charged to Other Accounts	Deemed Uncollectible	Collected or Determined to be Collectible	Balance at End of Year
2003	Allowance for doubtful accounts(a)	$—	$—	$—	$—	$—	$—

2004	Allowance for doubtful accounts(a)	$—	$3,900	$—	$—	$—	$3,900

2005	Allowance for doubtful accounts(a)	$3,900	$4,544	$—	$161	$1,083	$7,200

(a)                                  Deducted from receivables on the balance sheet.

CNL Retirement Properties, Inc.
Schedule III—Real Estate and Accumulated Depreciation
December 31, 2005
(dollars in thousands)

		Initial Cost to Company(2)		Costs Capitalized Subsequent to Acquisition		Gross Amount at Which Carried at Close of Period
	Encumbrances(1)	Land	Building, Fixtures and Equipment	Land	Building, Fixtures and Equipment	Land	Building, Fixtures and Equipment	Total	Accumulated Depreciation(a)	Date Constructed	Date Acquired
Brighton Gardens of Orland Park, IL	$—	$2,162	$12,577	$—	$73	$2,162	$12,650	$14,812	$2,505	1999	Apr-00
Broadway Plaza at Pecan Park, TX	3,600	1,344	9,425	—	—	1,344	9,425	10,769	1,266	2000	Nov-01
Homewood Residence at Boca Raton, FL	4,400	1,144	8,734	—	—	1,144	8,734	9,878	1,171	2000	Nov-01
Holley Court Terrace, IL	—	2,144	16,850	—	—	2,144	16,850	18,994	1,839	1992	Feb-02
Homewood Residence at Coconut Creek, FL	2,602	1,683	8,193	—	—	1,683	8,193	9,876	1,050	2000	Feb-02
Heritage Club at Greenwood Village, CO	—	1,965	18,025	—	180	1,965	18,205	20,170	2,128	1999	Mar-02
Mapleridge of Dartmouth, MA	4,403	920	8,799	—	68	920	8,867	9,787	896	1999	May-02
Mapleridge of Laguna Creek, CA	3,738	812	7,407	—	—	812	7,407	8,219	764	1999	May-02
Brighton Gardens of Towson, MD	6,706	990	14,109	(22)	163	968	14,272	15,240	1,462	1999	May-02
Brighton Gardens of Camarillo, CA	8,673	2,487	16,676	(1)	110	2,486	16,786	19,272	1,761	1999	May-02
Vero Beach, FL	46,027	1,786	44,821	—	—	1,786	44,821	46,607	400	2005	Aug-02
Homewood Residence at Brookmont Terr., TN	1,931	464	8,652	—	—	464	8,652	9,116	908	2000	Nov-02
Mapleridge of Hemet, CA	3,110	1,176	3,087	—	44	1,176	3,131	4,307	376	1998	Dec-02
Brighton Gardens of Tulsa, OK	3,544	1,538	3,310	21	77	1,559	3,387	4,946	450	1999	Dec-02
Pleasant Hills, AR	8,050	523	10,427	241	281	764	10,708	11,472	969	1984	Dec-02
Brighton Gardens of Hoffman Estates, IL	5,708	1,724	6,064	—	74	1,724	6,138	7,862	656	1999	Dec-02
Mapleridge of Willoughby, OH	3,731	1,091	4,032	84	60	1,175	4,092	5,267	447	1998	Dec-02
Mapleridge of Plymouth, MA	3,466	1,090	3,667	8	73	1,098	3,740	4,838	428	2000	Dec-02
Hearthside of Lynwood, WA	3,196	1,530	5,068	10	247	1,540	5,315	6,855	451	1989	Dec-02
Hearthside of Snohomish, WA	4,362	645	8,364	3	71	648	8,435	9,083	683	1993	Dec-02
Brighton Gardens of Vinings, GA	3,741	1,773	5,830	8	112	1,781	5,942	7,723	614	1999	Dec-02
Brighton Gardens of Oklahoma City, OK	1,850	784	3,000	10	80	794	3,080	3,874	404	1999	Dec-02
Brighton Gardens of Bellevue, WA	5,175	2,165	8,506	—	69	2,165	8,575	10,740	835	1999	Dec-02
Brighton Gardens of Santa Rosa, CA	8,496	2,161	15,044	989	(2,530)	3,150	12,514	15,664	1,245	2000	Dec-02
Brighton Gardens of Denver, CO	10,936	1,084	17,245	—	—	1,084	17,245	18,329	1,341	1996	Mar-03

Brighton Gardens of Colorado Springs, CO	10,085	1,073	15,829	—	—	1,073	15,829	16,902	1,210	1999	Mar-03
Brighton Gardens of Lakewood, CO	11,512	1,073	18,221	—	—	1,073	18,221	19,294	1,385	1999	Mar-03
Brighton Gardens of Rancho Mirage, CA	7,017	1,716	12,482	5	120	1,721	12,602	14,323	1,192	2000	Mar-03
The Fairfax, VA	43,894	17,641	60,643	—	9,795	17,641	70,438	88,079	4,991	1989/2005	Mar-03
The Quadrangle, PA	52,792	23,148	90,769	(37)	1,522	23,111	92,291	115,402	7,326	1987	Mar-03
Brighton Gardens of Yorba Linda, CA	10,203	2,397	11,410	—	86	2,397	11,496	13,893	954	2000	Mar-03
Brighton Gardens of Salt Lake City, UT	11,372	392	15,013	5	89	397	15,102	15,499	1,296	1999	Mar-03
Brighton Gardens of Northridge, CA	7,475	3,485	11,634	(1)	70	3,484	11,704	15,188	1,147	2001	Mar-03
Mapleridge of Palm Springs, CA	1,346	884	1,873	—	48	884	1,921	2,805	252	1999	Mar-03
Brighton Gardens of Edgewood, KY	1,347	886	1,876	6	36	892	1,912	2,804	299	2000	Mar-03
Brighton Gardens of Greenville, SC	2,097	352	3,938	4	75	356	4,013	4,369	498	1998	Mar-03
Brighton Gardens of Saddle River, NJ	7,867	2,155	10,968	—	—	2,155	10,968	13,123	934	1998	Mar-03
Balmoral of Palm Harbor, FL	—	1,002	11,493	2	333	1,004	11,826	12,830	901	1996	Jul-03
Somerby at University Park, AL	37,322	2,633	49,166	—	3,603	2,633	52,769	55,402	3,489	1999	Aug-03
Somerby at Jones Farm, AL	20,361	719	23,136	—	6,136	719	29,272	29,991	1,833	1999	Nov-03
Brighton Gardens of Tampa, FL	—	1,670	—	4	117	1,674	117	1,791	12	1998	Aug-03
Greentree at Ft. Benjamin Harrison, IL	—	469	4,761	—	—	469	4,761	5,230	296	1999	Sep-03
Greentree at Mt. Vernon, IL	—	225	7,244	—	1,830	225	9,074	9,299	531	2000	Sep-03
Greentree at Post, IN	—	287	4,934	—	—	287	4,934	5,221	290	1999	Sep-03
Greentree at West Lafayette, IN	—	319	5,264	—	1,883	319	7,147	7,466	385	1999	Sep-03
Sunrise of Arlington, VA	3,543	765	6,463	19	228	784	6,691	7,475	499	1988	Sep-03
Sunrise of Bluemont Park, VA	14,021	2,359	26,196	37	307	2,396	26,503	28,899	1,824	1989	Sep-03
Sunrise of Countryside, VA	7,335	2,288	12,583	7	291	2,295	12,874	15,169	948	1945/88	Sep-03
Sunrise of Falls Church, VA	4,341	1,221	7,631	3	73	1,224	7,704	8,928	600	1993	Sep-03
Sunrise of Farmington Hills, MI	4,690	1,212	8,414	18	56	1,230	8,470	9,700	695	1999	Sep-03

Sunrise of Frederrick, MD	3,443	118	6,971	3	110	121	7,081	7,202	483	1991		Sep-03
Sunrise of Leesburg, VA	1,048	399	1,701	—	25	399	1,726	2,125	144	1850/1989		Sep-03
Sunrise of Mercer Island, WA	3,892	744	7,225	28	223	772	7,448	8,220	520	1990		Sep-03
Sunrise of Mills Basin, NY	12,075	2,596	22,134	25	63	2,621	22,197	24,818	1,623	2002		Sep-03
Sunrise of Poland, OH	4,291	742	8,044	21	33	763	8,077	8,840	544	1998		Sep-03
Sunrise of Raleigh, NC	3,143	457	5,935	3	109	460	6,044	6,504	503	1996		Sep-03
Sunrise of Sheepshead Bay, NY	12,823	3,856	22,395	24	24	3,880	22,419	26,299	1,512	2000		Sep-03
Sunrise of Beverly Hills, CA	19,806	3,950	24,230	—	—	3,950	24,230	28,180	156	2005		Sep-03
Sunrise of Cresskill, NJ	25,973	4,632	33,212	—	—	4,632	33,212	37,844	176		(3)	Sep-03
Sunrise of Edmonds, WA	10,072	968	12,681	—	—	968	12,681	13,649	457	2004		Sep-03
Sunrise at Five Forks, GA	8,126	997	11,161	—	132	997	11,293	12,290	683	2004		Sep-03
Sunrise of Madison, NJ	11,522	1,608	14,345	—	—	1,608	14,345	15,953	566	2004		Sep-03
Dogwood Forest of Dunwoody, GA	—	837	4,952	—	142	837	5,094	5,931	315	2000		Nov-03
EdenGardens of Gainesville, FL	—	436	7,789	—	47	436	7,836	8,272	484	2000		Nov-03
EdenBrook of Jacksonville, FL	—	1,114	6,112	14	312	1,128	6,424	7,552	490	1999		Nov-03
EdenBrook of Tallahassee, FL	—	670	11,664	—	98	670	11,762	12,432	717	1999		Nov-03
EdenGardens of Aiken, SC	4,901	369	7,139	7	113	376	7,252	7,628	461	1995		Nov-03
EdenBrook of Alpharetta, GA	4,411	718	6,330	—	30	718	6,360	7,078	406	2000		Nov-03
EdenGardens of Arlington, TX	—	350	8,538	8	4	358	8,542	8,900	506	2000		Nov-03
EdenTerrace of Arlington, TX	—	668	7,616	47	105	715	7,721	8,436	485	2000		Nov-03
EdenBrook of Buckhead, GA	4,411	782	6,971	—	11	782	6,982	7,764	467	2000		Nov-03
EdenBrook of Champions, TX	—	530	11,581	—	54	530	11,635	12,165	713	2000		Nov-03
EdenBrook of Charleston, SC	4,901	422	8,827	7	101	429	8,928	9,357	560	2000		Nov-03
EdenGardens of Columbia, SC	—	300	4,043	9	167	309	4,210	4,519	270	1996		Nov-03
EdenGardens of Concord, NC	2,419	393	3,548	—	—	393	3,548	3,941	228	1998		Nov-03

Edenbrook of Dunwoody, GA	4,629	368	4,559	7	208	375	4,767	5,142	357	1998	Nov-03
Edenbrook of Hunstville AL	—	605	8,900	—	86	605	8,986	9,591	579	2001	Nov-03
EdenGardens of Kingwood, TX	—	467	8,418	—	27	467	8,445	8,912	552	2001	Nov-03
EdenTerrace of Kingwood, TX	—	572	10,527	—	99	572	10,626	11,198	681	2001	Nov-03
EdenBrook of Louisville, KY	6,540	623	10,144	7	69	630	10,213	10,843	649	2001	Nov-03
EdenTerrace of Louisville, KY	7,769	886	11,897	5	15	891	11,912	12,803	746	2001	Nov-03
EdenGardens of Marietta, GA	—	571	4,397	—	49	571	4,446	5,017	287	1998	Nov-03
EdenBrook of Plano, TX	6,273	464	12,004	—	28	464	12,032	12,496	730	2000	Nov-03
EdenGardens of Rock Hill, SC	—	277	6,783	23	222	300	7,005	7,305	459	1995	Nov-03
EdenBrook of The Woodlands, TX	4,901	395	13,490	—	40	395	13,530	13,925	822	2000	Nov-03
Summit at Park Hills, OH	—	149	6,230	—	—	149	6,230	6,379	254	2001	Jun-04
Brighton Gardens of Carlsbad, CA	13,961	5,530	9,007	—	—	5,530	9,007	14,537	324	1999	Nov-04
Brighton Gardens of San Dimas, CA	12,535	3,390	19,788	—	—	3,390	19,788	23,178	632	1999	Nov-04
Brighton Gardens of Carmel Valley, CA	7,849	3,729	22,081	—	—	3,729	22,081	25,810	714	1999	Nov-04
Brighton Gardens of San Juan Capistrano, CA	4,380	3,009	5,144	—	—	3,009	5,144	8,153	234	1999	Nov-04
Brighton Gardens of Woodbridge, CT	3,777	1,624	5,457	—	—	1,624	5,457	7,081	192	1998	Nov-04
Brighton Gardens of Pikesville, MD	14,646	1,118	8,264	—	—	1,118	8,264	9,382	288	1999	Nov-04
Brighton Gardens of North Shore, MA	4,958	1,815	25,311	—	—	1,815	25,311	27,126	772	1999	Nov-04
Brighton Gardens of Dedham, MA	11,055	1,806	18,682	—	—	1,806	18,682	20,488	613	1999	Nov-04
Brighton Gardens of Paramus, NJ	12,226	2,826	20,012	—	—	2,826	20,012	22,838	653	1999	Nov-04
Brighton Gardens of Arlington, VA	10,029	4,658	13,907	—	—	4,658	13,907	18,565	458	1999	Nov-04
Brighton Gardens of Richmond, VA	4,584	905	7,604	—	—	905	7,604	8,509	266	1999	Nov-04
Bickford Cottage of Davenport, IA	3,411	213	5,639	—	—	213	5,639	5,852	211	1999	Aug-04
Bickford Cottage of Marion, IA	2,794	224	5,711	—	—	224	5,711	5,935	213	1998	Aug-04
Bickford Cottage of Champaign, IL	—	54	2,501	—	—	54	2,501	2,555	100	2003	Aug-04

Bickford House of Bloomington, IL	—	514	6,866	—	—	514	6,866	7,380	262	2000	Aug-04
Bickford Cottage of Macomb, IL	—	54	4,315	—	—	54	4,315	4,369	164	2003	Aug-04
Bickford Cottage of Peoria, IL	—	375	7,659	—	—	375	7,659	8,034	290	2001	Aug-04
Courtyard Manor of Auburn Hills, MI	—	1,746	7,574	—	31	1,746	7,605	9,351	367	1999	Apr-04
Courtyard Manor at Sterling Heights, MI	—	1,076	7,834	5	11	1,081	7,845	8,926	375	1989	Apr-04
The Park at Olympia Fields, IL	22,007	3,303	38,891	—	—	3,303	38,891	42,194	1,910	1999	Feb-04
East Bay Manor, RI	9,372	686	12,752	—	—	686	12,752	13,438	652	1992	Feb-04
Greenwich Bay Manor, RI	6,540	180	11,401	—	103	180	11,504	11,684	573	1980	Feb-04
West Bay Manor, RI	10,982	1,900	15,481	—	79	1,900	15,560	17,460	768	1972	Feb-04
Waterside Retirement Estates, FL	26,033	1,820	32,645	—	56	1,820	32,701	34,521	1,575	1980	Feb-04
Carrington Pointe, CA	16,718	1,636	27,753	10	—	1,646	27,753	29,399	1,323	1988	Feb-04
Cherry Hills Club, CA	9,815	1,428	23,814	—	—	1,428	23,814	25,242	1,178	1987	Feb-04
The Park at Golf Mills, IL	28,346	2,291	58,811	—	38	2,291	58,849	61,140	2,869	1989	Feb-04
The Heritage Palmeras, AZ	32,319	1,556	45,622	—	428	1,556	46,050	47,606	2,246	1996	Feb-04
The Pointe at Newport Place, FL	4,696	900	6,453	—	37	900	6,490	7,390	376	2000	Feb-04
Newport Place, FL	28,938	5,265	41,850	—	110	5,265	41,960	47,225	2,063	1993	Feb-04
Prosperity Oaks, FL	21,039	5,415	59,690	63	519	5,478	60,209	65,687	2,903	1988	Feb-04
Pinecrest Place Retirement Community, FL	31,815	893	60,674	—	149	893	60,823	61,716	2,968	1988	Feb-04
North Bay Manor, RI	—	464	19,402	—	—	464	19,402	19,866	973	1989	Feb-04
South Bay Manor, RI	—	654	16,606	—	—	654	16,606	17,260	821	1988	Feb-04
Emerald Bay Manor, RI	—	1,382	18,237	—	—	1,382	18,237	19,619	925	1999	Feb-04
Treemont Retirement Community, TX	—	3,211	17,096	—	423	3,211	17,519	20,730	887	1974	Feb-04
The Park at Riverchase, AL	—	1,159	6,246	—	—	1,159	6,246	7,405	372	1997	Feb-04
Heron’s Run, FL	—	446	1,798	—	—	446	1,798	2,244	89	1993	Feb-04
Sakonnet Bay Manor, RI	—	4,383	21,963	—	—	4,383	21,963	26,346	797	1998	Aug-04
Terrace at Memorial City, TX	19,000	4,336	33,496	15		4,351	33,482	37,833	962	1992	Dec-04

Spring Shadows Place, TX	6,419	2,943	6,288	—	—	2,943	6,288	9,231	186	1973	Dec-04
Terrace at West University, TX	17,281	3,650	24,976	—	—	3,650	24,976	28,626	763	1998	Dec-04
Terrace at Willowbrook, TX	17,800	2,243	23,551	—	—	2,243	23,551	25,794	685	1996	Dec-04
Terrace at Clear Lake, TX	11,750	2,068	22,769	—	—	2,068	22,769	24,837	689	2000	Dec-04
Terrace at First Colony, TX	17,750	2,160	22,871	—	—	2,160	22,871	25,031	691	2000	Dec-04
Sunrise of Des Peres, MO	—	4,129	16,284	—	—	4,129	16,284	20,413	634	2004	Mar-04
Sunrise of Clayton, MO	—	3,565	14,819	—	—	3,565	14,819	18.384	735	2004	Mar-04
Sunrise of Wilmette, IL	—	2,640	7,053	—	—	2,640	7,053	9,693	296	2004	Mar-04
Boardwalk Medical Office, TX	7,587	1,665	11,366	—	—	1,665	11,366	13,031	707	1997	Apr-04
Las Colinas Medical Plaza II, TX	6,863	1,763	8,801	—	1	1,763	8,802	10,565	665	2001	Apr-04
Independence Park-4204, NC	3,376	1,768	8,160	—	440	1,768	8,600	10,368	567	1994	Apr-04
Independence Park-4228, NC	1,070	888	2,483	—	—	888	2,483	3,371	243	1997	Apr-04
Independence Park-4233, NC	1,263	1,880	2,075	—	—	1,880	2,075	3,955	406	1996	Apr-04
Independence Park-4323, NC	1,153	694	2,647	—	—	694	2,647	3,341	195	1997	Apr-04
Tampa Medical Tower, FL	6,069	2,648	7,243	—	736	2,648	7,979	10,627	1,355	1984	Apr-04
Yorktown 50, VA	14,722	2,089	22,618	—	337	2,089	22,955	25,044	1,553	1974	Apr-04
Sherman Oaks Medical Center, CA	9,545	9,024	5,272	—	158	9,024	5,430	14,454	1,127	1953	Apr-04
Valencia Medical Center, CA	5,117	1,312	5,336	—	130	1,312	5,466	6,778	575	1983	Apr-04
Encino Medical Plaza, CA	7,429	6,904	9,253	—	246	6,904	9,499	16,403	1,108	1973	Apr-04
Rocky Mountain Cancer Center, CO	4,601	1,069	7,801	—	45	1,069	7,846	8,915	466	1993	Apr-04
Aurora Medical Center II, CO	5,209	134	9,220	—	92	134	9,312	9,446	887	1994	Apr-04
Aurora Medical Center I, CO	4,653	123	8,485	—	142	123	8,627	8,750	921	1981	Apr-04
Dorsey Hall Medical Center, MD	3,833	1,324	4,020	—	51	1,324	4,071	5,395	504	1988	Apr-04
Chesapeake Medical Center, VA	—	2,087	7,520	—	11	2,087	7,531	9,618	793	1988	Apr-04
Randolph Medical Center, MD	—	2,575	6,453	—	644	2,575	7,097	9,672	656	1975	Apr-04

Plano Medical Center, TX	—	2,519	12,190	—	140	2,519	12,330	14,849	1,125	1984	Apr-04
Medical Place I, TX	—	19	24,746	—	402	19	25,148	25,167	2,568	1984	Apr-04
Northwest Regional Medical Center, TX	—	599	6,646	—	14	599	6,660	7,259	474	1999	Apr-04
The Diagnostic Clinic, FL	—	2,569	26,918	—	137	2,569	27,055	29,624	1,691	1972	Apr-04
BayCare Health Headquarters, FL	—	3,019	6,713	—	—	3,019	6,713	9,732	702	1988	Apr-04
Southwest General Birth Place, TX	—	990	12,308	—	—	990	12,308	13,298	559	1994	Aug-04
Baytown Plaza I & II, TX	1,200	337	1,096	—	1	337	1,097	1,434	237	1972	Aug-04
South Seminole Medical Office Building II, FL	2,710	709	4,063	—	51	709	4,114	4,823	486	1987	Aug-04
South Seminole Medical Office Building III, FL	1,500	769	1,768	—	6	769	1,774	2,543	358	1993	Aug-04
Orlando Professional Center I, FL	800	384	788	—	29	384	817	1,201	162	1969	Aug-04
Orlando Professional Center II, FL	1,600	1,258	1,704	323	29	1,581	1,733	3,314	274	1963	Aug-04
Oviedo Medical Center, FL	4,500	1,712	6,484	—	439	1,452	6,923	8,375	1,101	1997	Aug-04
MedPlex B at Sand Lake Commons, FL	2,400	2,679	3,235	—	66	2,679	3,301	5,980	294	1988	Aug-04
Eagle Creek Medical Plaza, KY	1,900	14	3,411	—	258	14	3,669	3,683	501	1982	Aug-04
Sand Lake Physicians Office Building, FL	—	23	1,748	—	—	23	1,748	1,771	161	1985	Aug-04
North Alvernon Medical, AZ	6,250	2,969	9,197	—	86	2,969	9,283	12,252	883	1986	Aug-04
St. Joseph’s Medical Plaza, AZ	6,250	511	7,736	—	39	511	7,775	8,286	697	1985	Aug-04
Mercy Medical Office Building	1,650	—	3,049	—	11	—	3,060	3,060	315	1986	Aug-04
Elgin Medical Office Building I, IL	4,000	—	6,291	—	74	—	6,365	6,365	581	1991	Aug-04
Elgin Medical Office Building II, IL	4,250	—	6,861	—	60	—	6,921	6,921	727	2001	Aug-04
Santa Rosa Medical Office Building, GA	—	13	8,111	—	196	13	8,307	8,320	388	2003	Aug-04
Fannin Medical Office Building, GA	—	9	2,397	—	118	9	2,515	2,524	135	2002	Aug-04
Physicians East and West, TX	—	3	4,276	—	156	3	4,432	4,435	425	1991	Aug-04
Brentwood Medical Center, CA	—	10	26,331	—	—	10	26,331	26,341	453	2005	Aug-04
Heartland Regional Medical Office Building, IL	—	99	9,788	—	305	99	10,093	10,192	791	2002	Aug-04

Saint Joseph East Office Park, KY	—	17	9,896	—	212	17	10,108	10,125	525	2003	Aug-04
Central Mississippi Medical Center Building, MS	—	34	8,409	—	236	34	8,645	8,679	463	2002	Aug-04
River Oaks Medical Building, MS	—	19	7,127	—	456	19	7,583	7,602	404	2003	Aug-04
Parker Adventist Professional Building, CO	—	16	14,586	—	1,091	16	15,677	15,693	908	2004	Aug-04
NASA Parkway Medical Office Building, TX	—	460	7,478	—	19	460	7,497	7,957	453	2002	Aug-04
Lake Granbury Medical Plaza, TX	—	63	6,197	—	1,690	63	7,887	7,950	330	2001	Aug-04
Durant Medical Center, OK	—	1,133	7,914	—	170	1,133	8,084	9,217	467	1998	Aug-04
Jackson Central II, MS	5,114	—	4,729	—	—	—	4,729	4,729	46	2005	Aug-04
McDowell Mountain Medical Plaza, AZ	10,866	6,219	9,066	6	161	6,225	9,227	15,452	762	1999	Nov-04
Lakeside Healthpark Medical Office Building, NE	11,750	—	12,024	—	—	—	12,024	12,024	200	2005	Nov-04
Texarkana Professional Building, TX	7,585	1,061	7,620	—	—	1,061	7,620	8,681	255	1978	Jan-05
The Park at Vernon Hills, IL	25,063	3,481	47,220	—	—	3,481	47,220	50,701	1,101	2001	Feb-05
Oakbrook Terrace Medical Center I, IL	—	1,446	8,188	—	—	1,446	8,188	9,634	636	1989	Feb-05
Oakbrook Terrace Medical Center II, IL	—	1,162	8,665	—	—	1,162	8,665	9,827	455	1986	Feb-05
Deaconess-Gateway Medical Office Building, IN	6,096	—	6,739	—	—	—	6,739	6,739	40	2005	Feb-05
Canyon Hills Club, CA	14,585	2,599	28,696	—	—	2,599	28,696	31,295	533	1989	Mar-05
Woodmont Retirement Residence, FL	4,986	388	9,120	—	—	388	9,120	9,508	172	1986	Mar-05
Calaroga Terrace, OR	14,327	1,875	16,628	—	—	1,875	16,628	18,503	320	1968	Mar-05
Encore Senior Village at Naples, FL	786	1,005	1,280	—	—	1,005	1,280	2,285	31	1999	Mar-05
Encore Senior Village at Clearwater, FL	3,575	595	4,522	—	—	595	4,522	5,117	91	1999	Mar-05

Encore Senior Village at Fort Myers, FL	2,476	1,400	4,417	—	—	1,400	4,417	5,817	85	1998		Mar-05
Encore Senior Village at Greenacres, FL	3,534	2,191	3,260	—	—	2,191	3,260	5,451	66	1998		Mar-05
Encore Senior Village at Pensacola, FL	3,123	523	5,508	—	—	523	5,508	6,031	100	1997		Mar-05
Carpenter’s Creek-Pensacola, FL	5,579	547	8,533	—	—	547	8,533	9,080	165	1988		Mar-05
Valley Crest, CA	1,226	298	2,241	—	—	298	2,241	2,539	42	1986		Mar-05
Encore Senior Village at Riverside, CA	2,276	805	2,824	—	—	805	2,824	3,629	53	1997		Mar-05
Encore Senior Village at Peoria, AZ	7,216	1,241	8,810	—	—	1,241	8,810	10,051	158	1997		Mar-05
Encore Senior Village at Paradise Valley, AZ	3,181	1,649	3,357	—	—	1,649	3,357	5,006	61	1998		Mar-05
Encore Senior Village at Tucson, AZ	6,180	—	8,836	—	—	—	8,836	8,836	170	1999		Mar-05
Encore Senior Village at Portland, OR	7,308	889	10,491	—	—	889	10,491	11,380	203	1997		Mar-05
Millcreek Retirement Residence, UT	3,540	365	4,581	—	—	365	4,581	4,946	89	1996		Mar-05
Mary Washington Hospital, VA	—	1,403	2,675	—	—	1,403	2,675	4,078	—		(3)	Apr-05
Sierra Vista, CA	1,657	337	1,786	—	—	337	1,786	2,123	23	1990		Jun-05
Mission Surgery Center, TN	—	—	10,477	—	—	—	10,477	10,477	250	2003		Jun-05
Memorial Plaza, TN	—	—	36	—	—	—	36	36	341	1995		Jun-05
St. Vincent Clinic-South University, AR	—	653	3,008	—	—	653	3,008	3,661	45	1983		Jun-05
St. Vincent Clinic-Rodney Parham, AR	—	652	74	—	—	652	74	726	3	1972		Jun-05
St Anthony’s, CO	—	—	—	—	—	—	—	—	—		(3)	Sep-05
Park Cities Medical Plaza, TX	10,575	1,375	14,177	—	—	1,375	14,177	15,552	149	2002		Sep-05
Trophy Club Professional Office Building, TX	11,375	945	23,420	—	—	945	23,420	24,365	249	2004		Sep-05
Trophy Club Medical Center, TX	16,380	1,444	16,161	—	—	1,444	16,161	17,605	202	2004		Sep-05

Glen Lakes Health Plaza, TX	4,615	1,380	5,927	—	—	1,380	5,927	7,307	135	1981		Sep-05
Valley View Medical Building, TX	3,315	1,122	4,010	—	—	1,122	4,010	5,132	75	1973		Sep-05
Coppell Healthcare Center, TX	4,940	1,144	6,605	—	—	1,144	6,605	7,749	111	2004		Sep-05
Meridian Medical Tower, OK	4,290	1,316	5,271	—	—	1,316	5,271	6,587	200	1982		Sep-05
Meridian Medical Center, OK	2,165	657	3,634	—	—	657	3,634	4,291	74	1984		Sep-05
St. Joseph Medical Center, MD	216	—	992	—	—	—	996	996	—		(3)	Oct-05
Memorial Hospital Cy-Fair, TX	189	—	538	—	—	—	538	538	—		(3)	Nov-05
Memorial Hospital Pearland, TX	—	—	—	—	—	—	—	—	—		(3)	Nov-05
Other	—	—	—	82	1,921	82	1,922	2,004	231	n/a		n/a

	$1,349,848	$344,031	$2,684,355	$1,905	$42,272	$345,936	$2,726,627	$3,072,563	$157,746

(1)                                  Excludes encumbrances of $111.9 million that are carried on Properties accounted for using the direct financing method.

(2)                                  Includes Properties under construction.

(3)                                  Property was under construction at December 31, 2005.

CNL RETIREMENT PROPERTIES, INC.
AND SUBSIDIARIES

NOTES TO SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2005

(dollars in thousands)

(a)                                  Transactions in real estate and accumulated depreciation during 2003, 2004 and 2005 are summarized as follows:

	Cost(b)(d)	Accumulated Depreciation

Property investments under operating leases:
Balance, December 31, 2002	$241,200	$3,765
Acquisitions	850,430	—
Real estate held for sale	(6,602)	(232)
Depreciation expense(c)	—	16,345

Balance, December 31, 2003	1,085,028	19,878
Acquisitions	1,573,078	—
Impairment provisions	(1,883)	—
Real estate held for sale	(1,559)	(526)
Depreciation expense(c)	—	54,364

Balance, December 31, 2004	2,654,664	73,716
Acquisitions	426,390	—
Impairment provisions	(7,740)	—
Real estate held for sale	(186)	(220)
Depreciation expense(c)	—	84,250

Balance, December 31, 2005	$3,073,128	$157,746

(b)                                 As of December 31, 2005, 2004, and 2003 the aggregate cost of the Properties owned by the Company for federal income tax purposes, including Properties accounted for using the operating method and those accounted for using the direct financing method, was $3.4 billion, $3.0 billion and $1.3 billion, respectively. Certain leases accounted for under the direct financing method are treated as operating leases for federal income tax purposes.

(c)                                  Depreciation expense is computed for buildings and equipment based upon estimated lives of 39 to 40 years, and 3 to 7 years, respectively.

(d)                                 Acquisition fees and miscellaneous closing costs of $15.5 million, $78.3 million and $60.1 million are included in land, buildings, equipment and intangible lease costs at December 31, 2005, 2004 and 2003, respectively.